Strategic Update: Our Path to Return to Growth November 7, 2022 Exhibit 99.1

Forward Looking Statements

This presentation contains "forward-looking statements". These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, 2022 financial guidance; our outlooks and expectations with respect to the end of our Phase 1 strategy in 2023 and our Phase 2 strategy in 2024-2028 and their related goals, targets, forecasts, objectives and commitments (together, the "Phase 1 and 2 Outlooks"); on track to realize $1B+ of cost synergies by end of 2023; now expect to deliver $525 million revenues from new product launches with better-than-expected margins; Phase 1 business execution priorities on track; on track to complete planned divestitures by the end of 2023; anticipated base business erosion; $450-$550 million of annual new product launches expected; potential >$1 billion annual peak net sales opportunity for complex injectables in 2027 and for select novel and complex products in 2028; ophthalmology franchise projected to add >$1 billion in net sales by 2028; Q4 2022 and FY 2022 outlook; we expect operational momentum to continue; gross margin moderating due to impact of incremental inflation and segment/product mix; SG&A expected to step up from Q3 2022; free cash flow expected to be significantly lower compared to Q3 2022 due to lower adjusted EBITDA, phasing of interest payments and capex; reaffirming guidance for total revenues, adjusted EBITDA, and free cash flow; strong operational performance; expect FX headwinds on revenues of ~7%; adjusted EBITDA could end up towards lower end of guidance range due to FX impact; free cash flow likely to end up around midpoint; sources and uses of divestiture cash; capital allocation framework; long-term financial targets and key target assumptions; expect to achieve Phase 1 commitments and gross leverage ratio target of 3.0x by 2023; execute on stated divestitures, which will bring in total estimated pre-tax proceeds of ~$8.3-9.3 billion; expect to return additional capital to shareholders and execute of share buyback in 2023; ~50% free cash flow to be allocated to quarterly dividends and share buyback; remaining to be allocated to business development; statements about the proposed transaction in which Viatris will, through a wholly-owned subsidiary, acquire all of the outstanding shares of Oyster Point Pharma Inc. ("Oyster Point") through a tender offer; statements about the transaction pursuant to which Mylan N.V. ("Mylan") combined with Pfizer Inc.'s Upjohn business (the "Upjohn Business") in a Reverse Morris Trust transaction (the "Combination") and Upjohn Inc. became the parent entity of the combined Upjohn Business and Mylan business and was renamed "Viatris Inc." ("Viatris" or the "Company"), the benefits and synergies of the Combination or our global restructuring program, the Company's strategic initiatives, including but not limited to potential divestitures and recently announced acquisitions, future opportunities for the Company and its products and any other statements regarding the Company's future operations, financial or operating results, capital allocation, dividend policy and payments, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock the value of our unique global platform, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as "will", "may", "could", "should", "would", "project", "believe", "anticipate", "expect", "plan", "estimate", "forecast", "potential", "pipeline", "intend", "continue", "target", "seek" and variations of these words or comparable words.

Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that the Company may be unable to achieve expected benefits, synergies and operating efficiencies in connection with the Combination or its global restructuring program within the expected timeframe or at all; the pending Biocon Biologics Transaction and other strategic initiatives, including potential divestitures, may not achieve their intended benefits; operational or financial difficulties or losses associated with the Company's reliance on agreements with Pfizer in connection with the Combination, including with respect to transition services; the potential impact of public health outbreaks, epidemics and pandemics, including the ongoing challenges and uncertainties posed by the COVID-19 pandemic; the Company's failure to achieve expected or targeted future financial and operating performance and results; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws and regulations, including but not limited to changes in tax, healthcare and pharmaceutical laws and regulations globally (including the impact of potential tax reform in the U.S.); the ability to attract and retain key personnel; the Company's liquidity, capital resources and ability to obtain financing; any regulatory, legal or other impediments to the Company's ability to bring new products to market, including but not limited to "at-risk launches"; success of clinical trials and the Company's or its partners' ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with the Company's manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on the Company; any significant breach of data security or data privacy or disruptions to our information technology systems; risks associated with having significant operations globally; the ability to protect intellectual property and preserve intellectual property rights; changes in third-party relationships; the effect of any changes in the Company's or its partners' customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following the Combination; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of the Company or its partners; uncertainties regarding future demand, pricing and reimbursement for the Company's products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, inflation rates and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis.

VIATRIS™ This document contains proprietary information of Viatris Inc. Unauthorized use, duplication, dissemination or disclosure to third parties is strictly prohibited.
© 2022 Viatris Inc. All Rights Reserved. VIATRIS and the Viatris Logo are trademarks of Mylan Inc., a Viatris company.

2

Forward Looking Statements

For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in Part I, Item 1A in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, as amended, and our other filings with the SEC. You can access Viatris' filings with the SEC through the SEC website at www.sec.gov or through our website and Viatris strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC's Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this presentation or our other filings with the SEC. Viatris undertakes no obligation to update any statements herein for revisions or changes after the date of this presentation other than as required by law.

In particular, certain statements in this presentation relate to the Phase 1 and 2 Outlooks, including but not limited to providing financial targets for Phase 2 (2024 - 2028), including top-line total revenues CAGR of ~3%, adjusted EBITDA CAGR of ~4-5% and adjusted EPS CAGR of ~mid-teens, as well as the information on the slides in the sections titled Operational Performance and Business Outlook, Maximize the Execution of Our Ophthalmology Strategy; and Financial Outlook. Viatris believes that the assumptions used as a basis for the Phase 1 and 2 Outlooks are reasonable based on the information available to management at this time. However, this information is not fact, and you are cautioned not to place undue reliance on any such information. While certain of these statements might use language that imply a level of certainty about the likelihood that Viatris will attain the Phase 1 and 2 Outlooks, it is possible that Viatris will not attain them in the timeframe noted or at all. The Phase 1 and Phase 2 Outlooks reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the Phase 1 and 2 Outlooks not to be achieved, or that may change the underlying variables and assumptions on which the Phase 1 and 2 Outlooks were based and cause the Phase 1 and 2 Outlooks to differ materially, include, but are not limited to, risks and uncertainties relating to our planned acquisitions and divestitures, including whether such transactions are completed on the expected timelines or at all, failure to achieve the anticipated benefits of any acquisitions or divestitures, failure to receive the anticipated cash proceeds of any divestitures, inability to manage base business erosion, failure to bring new products to market on the expected timeframes or at all, failure to execute stock repurchases consistent with current expectations, stock price volatility, higher than anticipated SG&A, gross margins and R&D spend , industry performance, interest rate volatility, foreign exchange rates, tax rates, the regulatory environment and general business and economic conditions, as well as those set forth in the second paragraph of this "Forward Looking Statements" slide. In addition, although certain of the outlooks are presented with numerical specificity, they are still forward-looking statements that involve inherent risks and uncertainties. Further, the Phase 1 and 2 Outlooks cover multiple years and such information by its nature becomes less reliable with each successive year. Accordingly, there can be no assurance that any aspect of the Phase 1 and 2 Outlooks will be realized or that actual results will not differ materially. Therefore, you should construe these statements regarding the Phase 1 and 2 Outlooks only as goals, targets and objectives rather than promises of future performance or absolute statements.

VIATRIS™
This document contains proprietary information of Viatris Inc. Unauthorized use, duplication, dissemination or disclosure to third parties is strictly prohibited.
© 2022 Viatris Inc. All Rights Reserved. VIATRIS and the Viatris Logo are trademarks of Mylan Inc., a Viatris company.
3

Certain Key Terms New product revenues refers to revenue from new products launched in a given period and the carryover impact of new products, including business development, launched within the last twelve months of such period. Non-GAAP Financial Measures This presentation includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted EBITDA, free cash flow, adjusted gross margin, adjusted gross profit, adjusted SG&A and as a percentage of total revenues, adjusted R&D, and as a percentage of total revenues, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, adjusted effective tax rate, adjusted earnings from operations, adjusted interest expense, adjusted other expense (income), net, constant currency total revenues, constant currency net sales, constant currency adjusted EBITDA, gross leverage ratio, long-term gross leverage ratio, and combined adjusted EBITDA, are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Viatris Inc. ("Viatris" or the "Company"). Free cash flow refers to U.S. GAAP net cash provided by operating activities, less capital expenditures. Adjusted diluted earnings per share (“adjusted EPS”) refers to adjusted net earnings divided by the weighted average diluted shares outstanding for the relevant period. Adjusted EBITDA margins refers to adjusted EBITDA divided by total revenues. Viatris has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth in this presentation on our website at https://investor.viatris.com/financial-information/non-gaap-reconciliations, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP. 2022 Guidance The Company is not providing forward-looking guidance for U.S. GAAP net earnings (loss) or a quantitative reconciliation of its 2022 adjusted EBITDA guidance to the most directly comparable U.S. GAAP measure, U.S. GAAP net earnings (loss), because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration and acquisition-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, such as changes to contingent consideration and certain other gains or losses, as well as related income tax accounting, because certain of these items have not occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. Phase 2 Outlook The Company is not providing forward-looking information for U.S. GAAP net earnings (loss), U.S. GAAP earnings per share (“U.S. GAAP EPS”) and U.S. GAAP net cash provided by operating activities or a quantitative reconciliation of its Phase 2 adjusted EBITDA, adjusted EPS and free cash flow outlooks or expectations to their most directly comparable U.S. GAAP measures, U.S. GAAP net earnings (loss), U.S. GAAP EPS and U.S. GAAP net cash provided by operating activities, respectively, because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration and acquisition-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, such as changes to contingent consideration and certain other gains or losses, as well as related income tax accounting, because certain of these items have not occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the relevant periods. Important Information The tender offer for the outstanding shares of Oyster Point common stock referenced in this communication has not yet commenced. This document is for informational purposes only and it is neither an offer to purchase nor a solicitation of an offer to sell shares of Oyster Point’s common stock, nor is it a substitute for the tender offer materials that Viatris and Oyster Point will file with the United States Securities and Exchange Commission (the “SEC”) on Schedule TO. At the time any such tender offer is commenced, Viatris will file a Tender Offer Statement, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents with the SEC, and Oyster Point will file a Solicitation/Recommendation Statement relating to such tender offer with the SEC. Oyster Point’s stockholders are strongly advised to read these tender offer materials carefully and in their entirety when they become available, as they may be amended from time to time, because they will contain important information about such tender offer that Oyster Point’s stockholders should consider prior to making any decisions with respect to such tender offer. Once filed, stockholders of Oyster Point will be able to obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov. Non-GAAP Financial Measures; Additional Information

Famy Life Sciences +

Maximize the Execution of Our Ophthalmology Strategy

Famy Life Sciences Portfolio Novel marketed dry eye product in the U.S. Strong infrastructure in ophthalmology Clinical Medical Regulatory Commercial Experienced team Pipeline Pipeline of Phase III ready products Dry eye Blepharitis Presbyopia Global commercial footprint Strong R&D skills Strong regulatory capabilities Solid global supply chain Setting the Foundation for the Next Global Ophthalmology Leader Maximize the Execution of Our Ophthalmology Strategy Projected to Add >$1B Net Sales by 2028

Ophthalmology Portfolio & Pipeline

Projected to Add >$1B Net Sales by 2028

Product	Indication	Pre-Clinical	Phase I	Phase II	Phase III	Regulatory Approval	Status
Tyrvaya® (Varenicline solution)	Dry Eye Disease						Launched 10/15/21
MR-145 *(OC-01)*	Neurotrophic Keratopathy (Stage 1)						Phase II Ongoing
MR-146 *(OC-101 AAV-NGF)*	Neurotrophic Keratopathy (Stage 2 & 3)						IND Enabling Studies Underway
MR -141	Presbyopia						Phase III Ready
MR-148	Dry Eye Disease						Phase III Ready
MR-149	Blepharitis						Phase III Ready
MR-140	Rehydration of Mydriasis						Phase III Complete
MR-142	Dim Light or Night Vision Disturbances						Phase III Ongoing

Source: Company presentations / filings, clinicaltrials.gov

VIATRIS™
This document contains proprietary information of Viatris Inc. Unauthorized use, duplication, dissemination or disclosure to third parties is strictly prohibited.
© 2022 Viatris Inc. All Rights Reserved. VIATRIS and the Viatris Logo are trademarks of Mylan Inc., a Viatris company.

8

Phase 2 Priorities Summary – Return to Growth We Expect Our Existing Durable / Higher-margin Organic Pipeline to More Than Offset Base Business Erosion $450M - $550M Anticipated Annual New Product Launches Continue to Maintain Total Base Business Erosion No More Than (2%) to (3%) of Total Revenues Maximize the Execution of Our Ophthalmology Strategy Projected to Add >$1B Net Sales by 2028 Estimated ~ +3% Total Revenues CAGR (2024 - 2028)

Oyster Point: First-in-Class Therapies to Treat Ophthalmic Disease Leading Ophthalmology Team Ophthalmology focused field-based sales resources, sales, marketing and market access Deep expertise in R&D, clinical operations, and regulatory affairs First FDA Approved Product TYRVAYA® (varenicline solution) Nasal Spray 0.03 mg The first and only FDA approved nasal spray for the signs and symptoms of dry eye disease(1) Mission Advance truly breakthrough science to deliver therapies that patients and eye care professionals need Founded in 2017 Focused on the discovery, development, and commercialization of first-in-class pharmaceutical therapies to treat ophthalmic diseases The most common adverse reaction reported in 82% of patients was sneezing. Events that were reported in 5-16% of patients were cough, throat irritation and instillation‑site (nose) irritation.

Leadership Team - Unparalleled Passion & Expertise in Ophthalmology Jeffrey Nau, PhD President and CEO Daniel Lochner Chief Financial Officer & Chief Business Officer Marian Macsai, MD Chief Medical Officer Michael Campbell Senior Vice President, Head of Commercial Eric Carlson, PhD Chief Scientific Officer Formerly Acuity, NeoVista, Genentech, Ophthotech Formerly Goldman Sachs (Managing Director) Northshore / Corneal Specialist, WHO, FDA Advisory Committee Formerly Shire / Novartis, Genentech, J&J Vision Formerly Alcon / Novartis, Aerie, Akorn

TYRVAYA®: The First and Only Nasal Spray Approved for Dry Eye Disease

Dry Eye Disease: A Chronic Condition With High Unmet Need

Prevalent, Chronic Disease	• Multi-factorial disease **characterized by tear film instability** and deficiency(1) • **38 million people** estimated to suffer from dry eye disease in the US alone (**739 million people worldwide**)(2)
Importance of Tear Film	• Tear film production leads to a **stable, protective ocular surface**(3)(4) • **Loss of tear film homeostasis** is a central aspect of dry eye disease(3)
Significant Unmet Need	• Prior to TYRVAYA®, Rx dry eye treatments were **primarily anti-inflammatory** eye drops • **Slow onset of action**, in weeks to months • **Stinging and burning** on an already irritated ocular surface tyrvaya (varenicline solution) nasal spray 0.03 mg — Unique Selling Proposition: Natural Basal Tears

- ✓ Sufficient natural, basal tear film is critical to a healthy ocular surface
- ✓ With a unique mode of action, TYRVAYA® is believed to activate the trigeminal parasympathetic pathway resulting in increased production of basal tear film
- ✓ Nasal spray spares an already irritated ocular surface
- ✓ Patients achieved improvements in key dry eye measurements, including Schirmer's Test Score, Eye Dryness Score and Tear Film Production
- ✓ Convenient twice-daily dosing, with no contraindications
- ✓ Preservative-free, with adverse events well characterized and tolerated(5)

Physician Sample


tyrvaya
(varenicline solution)

30 Day Supply


tyrvaya
(varenicline solution)

(1) Tsubota K, et al. Int J Mol Sci. 2020;21(23):9271.
(2) Market Scope 2020 Dry Eye Products Report.
(3) Craig JP, et al. Ocul Surf. 2017;15(3):276-283.
(4) Bron AJ, et al. Ocul Surf. 2017;15(3):438-510.
(5) The most common adverse reaction reported in 82% of patients was sneezing. Events that were reported in 5-16% of patients were cough, throat irritation and instillation-site (nose) irritation.

VIATRIS™ This document contains proprietary information of Viatris Inc. Unauthorized use, duplication, dissemination or disclosure to third parties is strictly prohibited.
© 2022 Viatris Inc. All Rights Reserved. VIATRIS and the Viatris Logo are trademarks of Mylan Inc., a Viatris company.
OYSTER POINT®

12

Ophthalmology Portfolio & Pipeline

Projected to Add >$1B Net Sales by 2028

Product	Indication	Pre-Clinical	Phase I	Phase II	Phase III	Regulatory Approval	Status
Tyrvaya® (Varenicline solution)	Dry Eye Disease						Launched 10/15/21
MR-145 *(OC-01)*	Neurotrophic Keratopathy (Stage 1)						Phase II Ongoing
MR-146 *(OC-101 AAV-NGF)*	Neurotrophic Keratopathy (Stage 2 & 3)						IND Enabling Studies Underway
MR -141	Presbyopia						Phase III Ready
MR-148	Dry Eye Disease						Phase III Ready
MR-149	Blepharitis						Phase III Ready
MR-140	Rehydration of Mydriasis						Phase III Complete
MR-142	Dim Light or Night Vision Disturbances						Phase III Ongoing

Source: Company presentations / filings, clinicaltrials.gov

VIATRIS™
This document contains proprietary information of Viatris Inc. Unauthorized use, duplication, dissemination or disclosure to third parties is strictly prohibited.
© 2022 Viatris Inc. All Rights Reserved. VIATRIS and the Viatris Logo are trademarks of Mylan Inc., a Viatris company.

13

Sources and Uses of Divestiture Cash

Sources	
Estimated Cash from Divestitures	($B)
Biosimilars	$3.335
Other Non-core Assets	~$5.0 - $6.0
OTC	
API	
Women's Health	
Non-core Markets	
Total Estimated Pre-tax Cash Proceeds	~$8.3 - $9.3

Uses	
Estimated Cash Usage	($B)
Taxes on Divestiture Proceeds	~$2.0
Transaction Costs	~$0.5 - $0.7
Ophthalmology Acquisition	~$0.7 - $0.75
Total Estimated Cash Usage	~$3.2 - $3.4

Total Estimated Net Divestiture Cash Available for Incremental Debt Paydown, Share Buyback, and BD of ~$4.9B - $6.1B

Note: Estimates based on October 2022 FX rates.

VIATRIS™
This document contains proprietary information of Viatris Inc. Unauthorized use, duplication, dissemination or disclosure to third parties is strictly prohibited.
© 2022 Viatris Inc. All Rights Reserved. VIATRIS and the Viatris Logo are trademarks of Mylan Inc., a Viatris company.

14

Acquisitions Details

Oyster Point

Transaction Terms and Consideration

- Acquisition of Oyster Point for $11 per share in cash upfront
  - $11 per share represents a 32% premium to November 4, 2022 closing price of $8.35 per share and a 43% premium to OYST's 30-day volume weighted average price of $7.67 per share
  - Total upfront acquisition cost of ~$424M, including ~$329M equity value and ~$95M assumed debt.
- In addition to upfront cash consideration, each Oyster Point stockholder shall receive one non-tradeable CVR representing up to an additional $2 per share based on Oyster Point's FY2022 performance(1)

Transaction Structure

- Tender Offer for Oyster Point shares
  - Oyster Point stockholders holding ~46% of outstanding shares have entered Tender Agreements to tender their shares in tender offer, subject to certain terms and conditions
- Expected to be funded with cash on hand

Timeline

- Acquisition expected to close in Q1 2023, subject to customary closing conditions, including receipt of regulatory approval, and tender acceptance of > 50% of Oyster Point shares

Famy Life Sciences

- Concurrent with Oyster Point closing, Viatris will also acquire Famy Life Sciences, which has complementary ophthalmology portfolio, for a total cash payout of ~$281M
- Expected to be funded with cash on hand

Corporate Organization

- Dr. Jeffrey Nau, CEO of Oyster Point Pharma, will lead Viatris' new ophthalmology franchise
- Ophthalmology franchise will function as a separate division within Viatris

(1) Should Oyster Point achieve both FY 2022 revenues of at least $21,600,000 and at least 131,822 in TRx (but not achieve Milestone 2), the CVR payment shall be $1 per share. Should Oyster Point achieve both FY 2022 revenues of at least $24,000,000 and 146,469 TRx (which we refer to as "Milestone 2"), the CVR payment shall be $2 per share.

VIATRIS™ This document contains proprietary information of Viatris Inc. Unauthorized use, duplication, dissemination or disclosure to third parties is strictly prohibited.
© 2022 Viatris Inc. All Rights Reserved. VIATRIS and the Viatris Logo are trademarks of Mylan Inc., a Viatris company.

15